State of Delaware
Secretary of State
Division of Corporations
Delivered 08:26 AM 03/30/2023
FILED 08:26 AM 03/30/2023
SR 20231214466 - File Number 7602922

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HELBIZ, INC.

Pursuant to Section 242 of the Delaware General Corporation Law

March 30, 2023

The undersigned, being a duly authorized officer of Helbiz, Inc. (the "Corporation"), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is "***HELBIZ, INC.***"

2. The Corporation's original certificate of incorporation (as amended, the "Certificate of Incorporation") was filed with the Secretary of State of the State of Delaware on September 11, 2019 (the "Original Certificate"). An amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on October 29, 2019. An amendment to the amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on August 12, 2021 (the "Amended and Restated Certificate").

3. This Amendment to the Amended and Restated Certificate (this "Amendment") amends the Amended and Restated Certificate.

4. That at a meeting of the Board of Directors of the Corporation (the "Board"), resolutions were duly adopted setting forth a proposed amendment of the Amended to amend and restate Article FIFTH, Section 1 thereof as set forth herein, and declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.

5. This Amendment was duly adopted by action of the Board via unanimous written consent on March 30, 2023, the Board duly adopted a resolution pursuant to Section 242(a)(3) of the General Corporation Law of the State of Delaware ("DGCL"), setting forth a proposed amendment to Article Fifth of the Amended and Restated Certificate and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the DGCL via an affirmative vote of the holders of a majority of the issued and outstanding stock of the Corporation on March 30, 2023. By separate action of the Board via unanimous written consent on March 30, 2023, pursuant to Section 141(f) of the DGCL, the Board duly adopted a resolution pursuant to Section 242(a)(1) of the DGCL, setting forth a proposed amendment to Article First of the Amended and Restated Certificate and declaring said amendment to be advisable.

6. This Amendment shall become effective on the date of filing with the Secretary of State of the State of Delaware which shall be March 30, 2023 (the "Amendment Effective Date").

7. The text of Article FIRST of the Corporation's current Amended and Restated Certificate is hereby amended so that, as amended, said Article shall be and read in full as follows:

   The name of the Corporation is micromobility.com Inc.

8. The text of Article FIFTH, Section 1 of the Corporation's current Amended and Restated Certificate is hereby amended and restated to read in full as follows:

   Section 1. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is FOUR HUNDRED MILLION (400,000,000) shares, consisting of (A) THREE HUNDRED MILLION (300,000,000) shares of Common Stock, $0.00001 par value, consisting of (a) 14,225,898 shares of Class B Common Stock, $0.00001 par value per share (the "Class B Common Stock"), and (b) 285,774,102 shares of Class A Common Stock, $0.00001 par value per share (the "Class A Common Stock"); and (B) ONE HUNDRED MILLION (100,000,000) shares of Preferred Stock, $0.00001 par value per share (hereinafter, the "Preferred Stock"). The number of

authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof.

Upon the filing and effectiveness (the "Effective Time"), pursuant to the General Corporation Law, of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each fifty (50) (the "Reverse Split Factor") outstanding shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be converted into one (1) share of Common Stock of the class of Common Stock to which those converted shares belonged (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares of a class of Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been converted, subject to the elimination of fractional share interests as described above.

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IN WITNESS WHEREOF, Helbiz, Inc. has caused this Amendment to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Helbiz, Inc.

By: DocuSigned by: [signature] 2DC7FC61C068451...

Name: Salvatore Palella

Title: Chief Executive Officer,
Chairman of the Board and Director